As filed with the Securities and Exchange Commission on November 4, 2009
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

ALLETE, Inc. (Exact name of registrant as specified in its charter)	Minnesota (State or other jurisdiction of incorporation or organization)	41-0418150 (I.R.S. Employer Identification No.)

30 West Superior Street
Duluth, Minnesota 55802-2093
(218) 279-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________

Minnesota Power and Affiliated Companies
Retirement Savings and Stock Ownership Plan
(Full Title of Plan)
____________________

MARK A. SCHOBER	DEBORAH A. AMBERG, Esq.
Senior Vice President and Chief Financial Officer	Senior Vice President, General Counsel and Secretary
30 West Superior Street	30 West Superior Street
Duluth, Minnesota 55802-2093	Duluth, Minnesota 55802-2093
(218) 279-5000	(218) 279-5000

DONALD W. STELLMAKER	ROBERT J. REGER, JR., Esq.
Treasurer 30 West Superior Street	Morgan, Lewis & Bockius LLP 101 Park Avenue
Duluth, Minnesota 55802-2093	New York, New York 10178-0060
(218) 279-5000	(212) 309-6000

(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.  (Check one):
Large accelerated file                                                           ☒                      Accelerated filer                                                      ☐
Non-accelerated filer                                                            ☐                      Smaller reporting company                                    ☐
(Do not check if a smaller reporting company)
_____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, without par value	3,000,000 Shares	$33.46	$100,380,000	$5,602

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan (Plan).

(2)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional securities as may become deliverable as a result of stock splits, stock dividends, split-ups, recapitalizations or similar transactions, in accordance with the provisions of the Plan.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant’s common stock on the New York Stock Exchange composite tape on November 2, 2009.

Minnesota Power and Affiliated Companies

Retirement Savings and Stock Ownership Plan

Part II. Information Required in the Registration Statement

Item 3.                      Incorporation of Documents by Reference.

The following documents filed by ALLETE, Inc. (ALLETE) and the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan (Plan) with the Securities and Exchange Commission (SEC) pursuant to the Securities Exchange Act of 1934 are incorporated herein by reference.

(1)	ALLETE’s Annual Report on Form 10-K for the year ended December 31, 2008, as amended;

(2)	ALLETE’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

(3)
ALLETE’s Current Reports on Form 8-K filed with the SEC on February 17, 2009, March 5, 2009, April 7, 2009, May 13, 2009, as amended, July 15, 2009, July 27, 2009 , October 23, 2009, November 2, 2009 and November 2, 2009; and

(4)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2008.

All documents subsequently filed by ALLETE or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof.  Any statement contained in this registration statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement, to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement

Item 4.                      Description of Securities.

Description of Common Stock

General.  The following statements describing ALLETE’s common stock are not intended to be a complete description.  For additional information, please see ALLETE’s Articles of Incorporation and bylaws.  Each of these documents has been previously filed with the SEC and they are exhibits to this registration statement filed with the SEC.  Reference is also made to the laws of the State of Minnesota.

ALLETE has the following capital stock authorized by its Articles of Incorporation: 80,000,000 shares of common stock, without par value, and 3,616,000 shares of preferred stock.  As of November 2, 2009, 34,931,135 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Dividend Rights.  ALLETE’s common stock is entitled to dividends only after ALLETE has provided for dividends and any sinking fund requirements on any issued and outstanding preferred stock.  ALLETE’s Articles of Incorporation contain provisions which would restrict net income available for the payment of cash dividends on outstanding common stock in the event that shares of ALLETE’s preferred stock were outstanding and certain common stock equity capitalization ratios were not met.

Voting Rights (Non-Cumulative Voting).  Holders of ALLETE’s common stock are entitled to receive notice of and to vote at any meeting of shareholders.  Each share of ALLETE’s common stock, as well as each share of any of ALLETE’s issued and outstanding preferred stock, is entitled to one vote.  Since the holders of these shares do not have cumulative voting rights, the holders of more than 50 percent of the shares voting can elect all directors.  If that happens, the holders of the remaining shares voting (less than 50 percent) cannot elect any directors.  In addition, whenever dividends on any of ALLETE’s preferred stock are in default in the amount of four full quarterly payments or more, and until all the dividends in default are paid, the holders of ALLETE’s preferred stock are entitled, as one class, to elect a majority of the directors.  ALLETE’s common stock, as one class, would then elect the minority.

The Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, including:

•	quorums;

•	terms of directors elected;

•	vacancies;

•	class voting;

•	meetings; and

•	adjournments.

The Articles of Incorporation contain provisions that make it difficult to obtain control of ALLETE through transactions not having the approval of the Board of Directors.  These provisions include:

•
a provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of ALLETE’s capital stock, present and entitled to vote, in order to authorize certain mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE.  Any of those transactions are required to meet certain “fair price” and procedural requirements.  Neither a 75 percent shareholder vote nor a “fair price” is required for any of those transactions that have been approved by a majority of the “Disinterested Directors,” as that term is defined in the Articles of Incorporation;

•	a provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied; and

•
a provision providing that some parts of the Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of ALLETE’s capital stock, present and entitled to vote, unless the alteration is recommended to the shareholders by a majority of the Disinterested Directors.  The parts of the Articles of Incorporation that cannot be altered except as stated above include some parts relating to:

-	mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE; and

-	the number, election, terms of office and removal of directors of ALLETE and the way in which vacancies on the Board of Directors are filled.

Liquidation Rights.  After ALLETE has satisfied creditors and the preferential liquidation rights of any of its outstanding preferred stock, the holders of its common stock are entitled to share ratably in the distribution of all remaining assets.

Miscellaneous.  Holders of ALLETE’s common stock have no preemptive or conversion rights.  ALLETE’s common stock is listed on the New York Stock Exchange.  The transfer agents and registrars for ALLETE’s common stock are Wells Fargo Bank, N.A. and ALLETE.

Item 5.                      Interests of Named Experts and Counsel.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this registration statement by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this registration statement by reference to the Plan’s Annual Report on Form 11-K for the year ended December 31, 2008, have been so incorporated in reliance on the report of Reilly, Penner & Benton LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 6.                      Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys’ fees and disbursements) where such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Article IX of the Articles of Incorporation of ALLETE contains the following provision:

“No director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty by that director as a director; provided, however, that this Article IX shall not eliminate or limit the liability of a director:  (a) for any breach of the director’s duty of loyalty to this Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Minnesota Statutes Section 302A.559 or 80A.23; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the date when this Article IX becomes effective.  If, after the stockholders approve this provision, the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A, is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended.  No amendment to or repeal of this Article IX shall apply to or have any affect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to that amendment or repeal.”

Section 13 of the Bylaws of ALLETE contains the following provisions relative to indemnification of directors and officers:

“The Corporation shall reimburse or indemnify each present and future Director and officer of the Corporation (and his or her heirs, executors and administrators) for or against all expenses reasonably incurred by such Director or officer in connection with or arising out of any action, suit or proceeding in which such Director or officer may be involved by reason of being or having been a Director or officer of the Corporation.  Such indemnification for reasonable expenses is to be to the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A.  By affirmative vote of the Board of Directors or with written approval of the Chairman and Chief Executive Officer, such indemnification may be extended to include agents and employees who are not Directors or officers of the Corporation, but who would otherwise be indemnified for acts and omissions under Chapter 302A of the Minnesota Business Corporation Act, if such agent or employee were an officer of the Corporation.”

“Reasonable expenses may include reimbursement of attorneys’ fees and disbursements, including those incurred by a person in connection with an appearance as a witness.”

“Upon written request to the Corporation and approval by the Chairman and Chief Executive Officer, an agent or employee for whom indemnification has been extended, or an officer or Director may receive an advance for reasonable expenses if such agent, employee, officer or Director is made or threatened to be made a party to a proceeding involving a matter for which indemnification is believed to be available under Minnesota Statutes Chapter 302A.”

“The foregoing rights shall not be exclusive of other rights to which any Director or officer may otherwise be entitled and shall be available whether or not the Director or officer continues to be a Director or officer at the time of incurring such expenses and liabilities.”

ALLETE has insurance covering its expenditures which might arise in connection with the lawful indemnification of its directors and officers for their liabilities and expenses, and insuring officers and directors of ALLETE against certain other liabilities and expenses.

Item 8.                      Exhibits.

Exhibit
Number                  Description of Exhibit

*4(a)1	-	Articles of Incorporation, amended and restated as of May 8, 2001 (filed as Exhibit 3(b) to the March 31, 2001 Form 10-Q, File No. 1-3548).
*4(a)2	-	Amendment to Articles of Incorporation, effective 12:00 p.m. Eastern Time on September 20, 2004 (filed as Exhibit 3 to the September 21, 2004 Form 8-K, File No. 1-3548).
*4(a)3	-	Amendment to Certificate of Assumed Name, filed with the Minnesota Secretary of State on May 8, 2001 (filed as Exhibit 3(a) to the March 31, 2001 Form 10-Q, File No. 1-3548).
*4(a)4	-	Amendment to the Articles of Incorporation, dated as of May 12, 2009 (filed as Exhibit 3 to the June 30, 2009 Form 10-Q, File No. 1-3548).
*4(b)	-	Bylaws, as amended effective August 24, 2004 (filed as Exhibit 3 to the August 25, 2004 Form 8-K, File No. 1-3548.
4(c)	-	Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan (Amendment and Restatement Effective January 1, 2009).
5(a)	-	Opinion and Consent, dated November 4, 2009, of Deborah A. Amberg, Esq., Senior Vice President, General Counsel and Secretary of ALLETE.
5(b)	-	Opinion and Consent, dated November 4, 2009, of Morgan, Lewis & Bockius LLP.
23(a)	-	Consent of Independent Registered Public Accounting Firm of PricewaterhouseCoopers LLP.
23(b)	-	Consent of Independent Registered Public Accounting Firm of Reilly, Penner & Benton LLP..
23(c)	-	Consent of Deborah A. Amberg (included in opinion, attached hereto as Exhibit 5(a)).
23(d)	-	Consent of Morgan, Lewis & Bockius LLP (included in opinion, attached hereto as Exhibit 5(b)).
24	-	Power of Attorney (included on the signature pages of this registration statement).

* Incorporated herein by reference as indicated.

Undertaking. ALLETE will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (IRS) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9.                      Undertakings.

a.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subsections (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

b.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 9 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Power of Attorney

Each person whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and appoints any such agent for service as attorney-in-fact to sign in each such person’s behalf individually and in each capacity stated below and file any such amendments to this registration statement and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

Signatures

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota on the 4th day of November, 2009.

ALLETE, Inc.

(Registrant)

                By                    /s/ Donald J. Shippar
Donald J. Shippar
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Donald J. Shippar Donald J. Shippar	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	November 4, 2009
/s/ Mark A. Schober Mark A. Schober	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 4, 2009
/s/ Steven Q. DeVinck Steven Q. DeVinck	Vice President and Controller (Principal Accounting Officer)	November 4, 2009

Signature	Title	Date
/s/ Kathleen A. Brekken Kathleen A. Brekken	Director	November 4, 2009
/s/ Kathryn W. Dindo Kathryn W. Dindo	Director	November 4, 2009
/s/ Heidi J. Eddins Heidi J. Eddins	Director	November 4, 2009
/s/ Sidney W. Emery, Jr. Sidney W. Emery, Jr.	Director	November 4, 2009
/s/ James S. Haines, Jr. James S. Haines, Jr.	Director	November 4, 2009
/s/ Alan R. Hodnik Alan R. Hodnik	Director	November 4, 2009
/s/ James J. Hoolihan James J. Hoolihan	Director	November 4, 2009
/s/ Madeleine W. Ludlow Madeleine W. Ludlow	Director	November 4, 2009
/s/ George L. Mayer George L. Mayer	Director	November 4, 2009
/s/ Douglas C. Neve Douglas C. Neve	Director	November 4, 2009
/s/ Jack I. Rajala Jack I. Rajala	Director	November 4, 2009
/s/ Leonard C. Rodman Leonard C. Rodman	Director	November 4, 2009
/s/ Bruce W. Stender Bruce W. Stender	Director	November 4, 2009

Power of Attorney

The Plan hereby appoints any agent for service named in this registration statement, and each of them severally, as its attorney-in-fact to sign in its name and behalf and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.

Signatures

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Employee Benefit Plans Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth and the State of Minnesota, on the 4th day of November, 2009.

Minnesota Power and Affiliated Companies
Retirement Savings and Stock Ownership Plan

By                 /s/ Donald J. Shippar
Donald J. Shippar
Employee Benefit Plans Committee

Exhibit Index

4(c)	Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan (Amendment and Restatement Effective January 1, 2009).

5(a)	Opinion and Consent, dated November 4, 2009, of Deborah A. Amberg, Esq., Senior Vice President, General Counsel and Secretary of ALLETE.
5(b)	Opinion and Consent, dated November 4, 2009, of Morgan, Lewis & Bockius LLP.

23(a)	Consent of Independent Registered Public Accounting Firm of PricewaterhouseCoopers LLP.

23(b)	Consent of Independent Registered Public Accounting Firm of Reilly, Penner & Benton LLP.

24	Power of Attorney (included on the signature pages of this registration statement).

Exhibit 5(a)

[Letterhead of Deborah A. Amberg, Esq.]

November 4, 2009

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802-2093

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by ALLETE, Inc. (the “Company”), on or about the date hereof with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), for the registration of 3,000,000 shares of the Company’s common stock, without par value (“Common Stock”), in connection with the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan (“Plan”).  This opinion is given with respect to the shares of Common Stock to the extent that they are newly-issued.

In connection therewith, I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby.

Based upon the foregoing, I am of the opinion that when the authorized but unissued shares of Common Stock are issued and delivered as contemplated by and for the consideration stated in the Registration Statement and the Plan, such shares of Common Stock will be validly issued, fully paid and non-assessable.

For purposes of the opinions set forth above, I have assumed that (a) a Minnesota Public Utilities Commission order authorizing the issuance of the shares of Common Stock shall have been issued and shall remain in full force and effect at the time the shares of Common Stock are issued and that the Company complies with the terms of such order and (b) the Company’s Board of Directors, or a duly authorized committee thereof, shall have taken action to approve and authorize the issuance and sale of shares of authorized but unissued shares of Common Stock pursuant to the Plan and such shares of Common Stock shall be issued and delivered as provided therein.

I am a member of the Minnesota Bar and do not hold myself out as an expert on the laws of any other jurisdiction. As to all matters of Minnesota law, Morgan, Lewis & Bockius LLP is hereby authorized to rely upon this opinion to the same extent as if this opinion had been addressed to them.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Deborah A. Amberg, Esq.

Deborah A. Amberg

Exhibit 5(b)

[Letterhead of Morgan, Lewis & Bockius LLP]

November 4, 2009

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802-2093

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by ALLETE, Inc. (the “Company”), on or about the date hereof with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), for the registration of 3,000,000 shares of the Company’s common stock, without par value (“Common Stock”), in connection with the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan (“Plan”).  This opinion is given with respect to the shares of Common Stock to the extent that they are newly-issued.

In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

Based upon the foregoing, we am of the opinion that when the authorized but unissued shares of Common Stock are issued and delivered as contemplated by and for the consideration stated in the Registration Statement and the Plan, such shares of Common Stock will be validly issued, fully paid and non-assessable.

For purposes of the opinions set forth above, we have assumed that (a) a Minnesota Public Utilities Commission order authorizing the issuance of the shares of Common Stock shall have been issued and shall remain in full force and effect at the time the shares of Common Stock are issued and that the Company complies with the terms of such order and (b) the Company’s Board of Directors, or a duly authorized committee thereof, shall have taken action to approve and authorize the issuance and sale of shares of authorized but unissued shares of Common Stock pursuant to the Plan and such shares of Common Stock shall be issued and delivered as provided therein.

This opinion is limited to the laws of the States of Minnesota and New York and the federal laws of the United States insofar as they bear on the matters covered hereby.  As to all matters of Minnesota law, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Deborah A. Amberg, Esq., Senior Vice President, General Counsel and Secretary of the Company.  As to all matters of New York law, Deborah A. Amberg, Esq., is hereby authorized to rely upon this opinion to the same extent as if this opinion had been addressed to her.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP

Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 13, 2009, except for the “ATC Summarized Financial Data” section of Note 5, as to which the date is February 26, 2009, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in ALLETE, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2008.  We also consent to the references to us under the heading “Interests of Named Experts and Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
November 4, 2009

Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 12, 2009, with respect to the statements of net assets available for benefits of the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan for the years ended December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for the year ended December 31, 2008, and the related supplemental schedules as of December 31, 2008, which report appears in the December 31, 2008, annual report on Form 11-K of the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan.  We also consent to the references to us under the heading “Interests of Named Experts and Counsel” in such Registration Statement.

/s/ Reilly, Penner & Benton LLP

Reilly, Penner & Benton LLP
Milwaukee, Wisconsin
November 4, 2009